Exhibit 99.1

Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com

Cincinnati Bell Inc. Reports Strong Financial Results
for the Third Quarter 2004

CINCINNATI — November 3, 2004 — Cincinnati Bell Inc. (NYSE:CBB) today announced revenue of $308 million, operating income of $83 million, and net income of $18 million, or $0.06 per diluted share, beating First Call consensus by $0.02 per share.

This quarter the company:

•	Continued to execute its strategy of de-levering, reducing net debt* by $28 million. Net debt of $2.2 billion is 7 percent less than at the end of the third quarter of 2003.

•	Defended its core franchise through bundling, adding 11,000 net subscribers to its Custom Connections “super bundle” and 5,000 DSL subscribers. Super bundle subscribers grew 94 percent while DSL subscribers grew 33 percent, both versus the third quarter of 2003.

•	Increased revenue per household 4 percent versus the third quarter of 2003, to a record $77, and improved annual access line decline to 1.6 percent, versus 2.1 percent in the second quarter of 2004.

•	Improved the profitability of its business by reducing the cost of long distance minutes $5 million, or 52 percent, versus the second quarter of 2004.

•	Signed long-term agreements with enterprise customers to significantly expand its managed services business.

•	Announced an agreement with Cingular Wireless which will significantly reduce roaming expense and give the company the option to purchase AT&T Wireless’ 19.9 percent stake in Cincinnati Bell Wireless at a favorable price.

Key Metrics

•	The company posted Digital Subscriber Line (DSL) net additions of 5,000 in the quarter, up 2 percent from the third quarter of 2003. The company finished the third quarter with 123,000 DSL subscribers, up 30,000, or 33 percent, from the same quarter in the prior year. DSL penetration stood at 13 percent of access lines at quarter end, up from 9 percent at the end of third quarter of 2003 and 12 percent at the end of the second quarter of 2004.

•	In the third quarter, access lines decreased by 16,000, or 1.6 percent, versus the third quarter of 2003. This year-over-year measure compares favorably with the 2.1 percent decline in the second quarter of 2004 and the 2.8 percent decline in the first quarter of 2004. Including the increase of 30,000 DSL subscribers, the company reported a net increase of 15,000 total connections versus the third quarter of 2003. Access lines decreased 1,000 from the second quarter of 2004 as 7,000 net new out-of-territory lines partially offset a decrease of 8,000 lines in-territory. Including the increase of 5,000 DSL lines, the company reported a net increase of 4,000 total connections sequentially. The company has provided an eleven-quarter history of access lines for both in-territory and out-of-territory operations, including residential and business lines, in the table distributed with this release.

•	During the third quarter, the company added 11,000 net subscribers to its Custom Connections “super-bundle” which offers local, long distance, wireless and DSL. This activation performance was 29 percent better than the third quarter of 2003. Eighteen percent of the company’s in-territory consumer households are now super-bundle customers. This helped to increase in-territory consumer revenue per household 4 percent versus the third quarter of 2003, to a total of approximately $77 per month. As a result of these bundling efforts, 70 percent of in-territory consumer DSL activations and 72 percent of in-territory consumer postpaid wireless activations came as part of the bundle.

“Cincinnati Bell continued to de-lever this quarter, reducing net debt by $28 million, while improving the profitability of the business versus the prior quarter. Bundle sales continued at an impressive rate, as evidenced by strong net additions to our Custom Connections “super-bundle,” said Jack Cassidy, president and chief executive officer of Cincinnati Bell Inc. “As with the previous quarter, we saw sequential improvement in access line trends and demonstrated substantial growth in our out-of-territory local service operations. With the purchase of our new data center facility, we have significantly expanded our managed services business. We believe this business can provide a platform for future growth.”

Financial Results

For the third quarter, revenue increased $11 million, or 4 percent and operating income improved by $2 million, or 3 percent, versus the second quarter of 2004. Revenue increased primarily due to robust equipment sales in the Hardware and Managed Services segment. Operating income increased primarily due to the $5 million improvement in the cost of long distance minutes, a $4 million decrease in operating tax expense in the Local segment, and a $3 million non-recurring operating tax benefit recorded in the Broadband segment, partially offset by $7 million in accelerated amortization and asset write-offs recorded in the Wireless segment as well as other items.

Revenue decreased 2 percent and operating income declined by $47 million, or 36 percent, versus the third quarter of 2003. Revenue declined primarily due to a decline in access lines in the Local segment and the sale of substantially all of the out-of-territory assets in the Hardware and Managed Services segment. Operating income decreased primarily due to a $37 million gain on the sale of substantially all of the broadband assets, which was recorded in the third quarter of 2003 and not repeated in the third quarter of 2004, as well as $7 million in accelerated amortization and asset write-offs recorded in the third quarter of 2004. Excluding the gain on the sale of the broadband assets and the accelerated amortization and asset write-offs, operating income declined 3 percent, or $2 million, versus the third quarter of 2003, as the lower cost of long distance minutes in the Other segment and lower operating taxes in the Local segment partially offset higher customer acquisition cost and depreciation in the Wireless segment.

In addition, during the third quarter, the company produced $34 million of cash flow**. The company reduced net debt by $28 million in the quarter, as $6 million in accreting debt offset the cash flow. The company also reported capital expenditures of $39 million during the third quarter, substantially equal to the second quarter of 2004. Lower capital expenditures in the Local, Wireless and Other segments offset a $13 million increase in the Hardware and Managed Services segment versus the second quarter of 2004. This increase in capital investment in the Hardware and Managed Services segment is due entirely to the purchase of a data center facility. Virtually all of the data center space is currently under long-term service contracts with enterprise customers. The company expects capital expenditures to be between 10 and 12 percent of revenue and net debt reduction to be approximately $140 million for 2004.

Local Communications Services

The company’s Local segment, which includes the operations of the company’s local-exchange subsidiary, Cincinnati Bell Telephone (CBT), produced revenue of $190 million and operating income of $74 million for the third quarter of 2004, increases of $1 million and $4 million, respectively, versus the second quarter of 2004. Revenue increased due to higher DSL and wiring revenue, offset by lower in-territory voice revenue. Operating income increased primarily due to a decline in operating taxes. Revenue and operating income for the Local segment were down 2 percent and 3 percent, respectively, versus the third quarter of 2003. The decrease in revenue was primarily due to lower in-territory access lines, offset by growth in DSL and out-of territory access lines. Operating income decreased due to the revenue decline and due to an increase in payroll expense, offset by the reduction in operating taxes. Capital investment was $18 million, or 9 percent of revenue, during the quarter.

Wireless Services

CBW reported revenue of $66 million in the third quarter, up 2 percent versus the third quarter of 2003, as increases in prepaid service revenue and equipment revenue offset lower postpaid service revenue. Operating income for the quarter was $0.1 million, a $19 million decline versus the third quarter of 2003. Operating income decreased year over year due to a $13 million increase in depreciation and amortization, a $2 million write off of certain TDMA assets and a $3 million increase in subscriber acquisition cost, with the remainder due to the decline in postpaid service revenue. The increase in depreciation and amortization was due primarily to $6 million in accelerated amortization of intangible assets related to CBW’s partnership and $7 million in increased depreciation of the company’s TDMA and GSM networks.

In the third quarter, the company posted gross activations of 51,000, a 16 percent increase versus the third quarter of 2003. Seventy-two percent of consumer postpaid activations in Cincinnati came as part of the bundle. The company also reported a net subscriber decline of 15,000. Subscribers decreased as higher churn offset increased gross activations. Postpaid churn finished the quarter at 3.68 percent, up 1.73 points versus the second quarter of 2004 and 1.81 points versus the third quarter of 2003. The churn increase was due primarily to network issues related to the company’s transition from TDMA to GSM technology, as well as price increases on monthly service plans and handsets for existing customers.

For the quarter, postpaid Average Revenue Per User (ARPU***) was $55, a 1 percent decrease, while prepaid ARPU was $19, a 3 percent increase, both versus the second quarter of 2004. Postpaid ARPU declined 6 percent, while prepaid ARPU increased 4 percent, both versus the third quarter of 2003. Postpaid ARPU declined due to customer migration to lower ARPU plans offered in the third and fourth quarters of 2003 as well as lower roaming revenue. Postpaid cost per gross addition (CPGA****) was $379, an 8 percent improvement versus the second quarter of 2004. Postpaid CPGA improved primarily due to decreased handset subsidies as a result of increasing prices of new handsets for existing customers.

Capital investment was $7 million in the quarter, or 11 percent of revenue. The company finished the quarter with 479,000 subscribers, 136,000 of which were on the company’s GSM/GPRS network, which the company launched in the fourth quarter of 2003.

Hardware and Managed Services

Revenue in the Hardware and Managed Services segment of $39 million increased 40 percent versus the third quarter of 2003, excluding revenue associated with the sale of substantially all of the out-of-territory assets of CBTS. This increase was due primarily to robust hardware sales to enterprise customers. Including the impact of the sale of the out-of-territory assets of CBTS, revenue declined 8 percent versus the third quarter of 2003. Operating income of $4 million was down $1 million, also versus the third quarter of 2003. Operating income declined primarily due to the sale of substantially all of the out-of-territory assets of CBTS. The segment reported capital investment of $13 million in the quarter, driven entirely by purchase of a data center, as previously described.

Other Communications Services

Other Communications Services, which includes the company’s voice long distance and public payphone operations, reported revenue of $21 million in the third quarter, flat to the same quarter a year ago and a 9 percent increase versus the second quarter of 2004. The sequential increase in revenue is due to a 2 percent increase in subscribers and the movement of subscribers to higher value rate plans in Cincinnati Bell Any Distance, the company’s retail long distance business. This strong performance is due to the company’s bundling efforts in Cincinnati and Dayton.

The segment produced $7 million in operating income for the quarter, more than double the operating income in the third quarter of 2003 and the second quarter of 2004, as the cost of long distance minutes declined. The decrease in the cost of long distance minutes is due primarily to the installation of a switch and the negotiation of lower wholesale long distance per-minute costs in the second quarter of 2004.

CBAD’s Cincinnati market share of CBT access lines for which a long distance carrier is selected was 74 percent in the consumer market and 47 percent in the business market at the end of the third quarter, improvements of 4 points and 2 points, respectively, versus the prior year quarter.

Broadband

The Broadband segment produced no revenue in the quarter, due to the sale of substantially all of the company’s broadband assets in 2003. There are no longer any meaningful operations in this segment. The remaining activity relates to the disposition of remaining liabilities associated with the broadband sale. At the end of the third quarter, the company had $46 million in such liabilities. Year-to-date, the company has eliminated $16 million of such liabilities, using $11 million in cash.

“In the third quarter, Cincinnati Bell showed steady execution against its strategy of reducing net debt while we significantly improved the profitability of our long distance business,” said Brian Ross, Cincinnati Bell Inc.’s chief financial officer. “In addition, we continue to make smart investments, such as our out-of-territory local operations and in CBTS’ data center business.”

Financial Guidance

The company provides the following revisions to its guidance for 2004:

•	Net access line decline below 2 percent (previous guidance was 2-4 percent)

•	Wireless net additions of 10,000 to 20,000 (previous guidance was 50,000 to 60,000)

The company reconfirms all other previously issued guidance for 2004:

•	Revenue decline, excluding Broadband Services, of low single-digit percent

•	DSL net additions of 30,000 to 35,000

•	Depreciation and amortization of $190 to $195 million

•	Operating income, excluding restructuring changes, of $295 to $310 million

•	Effective tax rate of approximately 50 percent; with approximately $5 million in cash tax payments

•	Capital expenditures of 10 to 12 percent of revenue

•	Net debt reduction of approximately $140 million

Restructuring Plan

The company has achieved success over the past several years in providing bundled solutions for its customers. Customers have demonstrated that they prefer the simplicity of receiving all of their telecommunications services from one company, on one bill. To build on this success, the company plans to invest in enhanced billing and customer care platforms that will further automate the company’s operations and enable the company to provide better service at lower cost. This investment will take place over the next two years and will occur within the company’s historical levels of capital expenditure.

As a result of this planned investment in customer service, the company announced a restructuring plan designed to better align the company’s cost structure with the future bundling opportunity. The plan includes a workforce reduction that will be implemented in stages beginning in the fourth quarter of 2004 and continuing through December 31, 2006. The company will implement its workforce reduction primarily through attrition and a special retirement incentive, which the company will offer to management and union employees meeting certain age and years of service criteria, pending negotiations with the company’s union. The company also anticipates the need to implement involuntary workforce reductions.

Over the course of the restructuring plan, the company estimates that it will recognize total charges of up to $40 million, up to $5 million of which will require non-recurring cash payments. Thereafter, upon completion of the restructuring plan, the company expects annual operating expense savings to be in the range of $20 to $25 million. Over the next year, the company estimates that it will eliminate 150 to 200 positions.

Use of Non-GAAP Financial Measures

*The company has presented certain information regarding net debt in the preceding discussion because the company believes net debt provides a useful measure of a company’s liquidity and financial health. Net debt is defined by the company as the sum of the face amount of short-term and long-term debt, in addition to BRCOM preferred stock (as applicable), offset by cash and cash equivalents. A detailed reconciliation of the company’s net debt to comparable GAAP financial measures is given in the attached financial information.

**The company has presented certain information regarding cash flow in the preceding discussion because the company believes cash flow provides a useful measure of a company’s operational performance, liquidity and financial health. Cash flow is defined by the company as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in restricted cash in operating activities, issuance and repayment of long-term debt in financing activities, short-term borrowings (repayments) in financing activities and proceeds from the sale of discontinued operations and assets in investing activities. Cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with cash flow as defined by other companies. A detailed reconciliation of the company’s cash flow to comparable GAAP financial measures is given in the attached financial information.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because Cincinnati Bell Inc. management uses this information when evaluating the company’s results of operations and cash flow and believes that this information provides the users of the financial statements with additional and useful comparisons of the company’s current results of operations and cash flows with past and future periods.

***The company has presented certain information regarding average revenue per user (ARPU) because the company believes ARPU provides a useful measure of the operational performance of the wireless business. ARPU is calculated by dividing service revenue by our average subscriber base for the respective period. For a given period, the average subscriber base is calculated by adding subscribers at the beginning of the period to subscribers at the end of the period and dividing the sum by two.

****The company has presented certain information regarding cost per gross addition (CPGA) because the company believes CPGA provides a useful measure of the initial expense to add a wireless subscriber. CPGA is calculated by adding incentives for handsets sold (costs have historically exceeded the related revenue) to selling expenses (which excludes bad debt) and dividing the sum by total gross subscriber acquisitions during the relevant period.

Conference Call/Webcast and Investor Meeting

Cincinnati Bell Inc. will host a conference call discussing its third quarter 2004 results on Wednesday, November 3, 2004 at 9:00 a.m. EST, which will be web-cast on the company’s website at www.cincinnatibell.com. The dial-in number for the conference call is 1-877-641-0086. International callers may dial 678-460-1867. A taped replay of the conference call will be available one hour after the conclusion of the teleconference until 5 p.m. (EST) on November 11, 2004. For U.S. callers, the replay will be available at 866-453-6660. For international callers, the replay will be available at 678-460-1866. The replay reference number is 150561.

The company will also host an Investor Meeting on November 16, 2004 from 9:00 a.m. until 12:00 p.m. EST. The meeting will be held at the Westin New York at Times Square, at 270 West 43rd Street in New York City. To register to attend the meeting, please go to http://programs.regweb.com/impact/cbinvest and complete a registration form. Seating is limited and will be reserved on a first-come, first-served basis. The session will be webcast both live and on-demand. To join the webcast, go to the company’s website at www.cincinnatibell.com at least 15 minutes before the session and click on the Investor Relations button on the right side of the home page. Then, click on the conference call/presentations tab and follow the instructions.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words “believe,” “anticipates,” “plans,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but not limited to, Cincinnati Bell’s ability to maintain its market position in communications services, including for wireless, wireline and internet services, general economic trends affecting the purchase or supply of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator, restrictions imposed under our various credit facilities and debt instruments, and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company’s recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s annual Form 10-K report, quarterly Form 10-Q reports and Forms 8-K The forward-looking statements included in this release represent the company’s estimates as of the November 3, 2004. The company anticipates that subsequent events and developments will cause its estimates to change.

Cincinnati Bell Inc.
Consolidated Statements of Income
(Unaudited)
(in millions — except per share amounts)

	For the Three Months			For the Nine Months
	Ended September 30,		%	Ended September 30,		%
	2004	2003	Change	2004	2003	Change
Revenue	$307.9	$315.3	(2%)	$907.3	$1,246.6	(27%)
Costs & Expenses
Cost of Services and Products	118.3	122.5	(3%)	361.4	551.2	(34%)
Selling, General & Administrative	53.9	60.7	(11%)	165.6	290.9	(43%)
Depreciation and Amortization	51.5	39.8	29%	142.8	121.0	18%
Restructuring	—	—	n/m	0.2	(3.4)	n/m
Asset Impairments and Other Charges (Credits)	1.6	—	n/m	1.5	(0.7)	n/m
Gain on Sale of Broadband Assets	—	(37.3)	n/m	—	(336.3)	n/m

Operating Income	82.6	129.6	(36%)	235.8	623.9	(62%)
Minority Interest Expense	0.2	12.5	(98%)	1.5	42.5	(96%)
Other (Income) Expense, Net	(0.7)	(0.1)	n/m	(0.7)	(0.7)	—
Interest Expense and Other Financing Costs	50.6	84.6	(40%)	151.9	191.2	(21%)

Income before Income Taxes and Cumulative Effect of Change in Accounting Principle	32.5	32.6	—	83.1	390.9	(79%)
Income Tax Expense (Benefit)	15.0	(12.1)	n/m	39.8	(12.1)	n/m

Income before Cumulative Effect of Change in Accounting Principle	17.5	44.7	(61%)	43.3	403.0	(89%)
Cumulative Effect of Change in Accounting Principle, Net of Taxes	—	—	n/m	—	85.9	n/m

Net Income	17.5	44.7	(61%)	43.3	488.9	(91%)
Preferred Stock Dividends	2.6	2.6	—	7.8	7.8	—

Net Income Applicable to Common Shareowners	$14.9	$42.1	(65%)	$35.5	$481.1	(93%)

Basic Earnings Per Common Share
Income before Cumulative Effect of Change in Accounting Principle	$0.06	$0.19		$0.14	$1.79
Cumulative Effect of Change in Accounting Principle, Net of Taxes	—	—		—	0.39

Net Earnings Per Common Share	$0.06	$0.19		$0.14	$2.18

Diluted Earnings Per Common Share
Income before Cumulative Effect of Change in Accounting Principle	$0.06	$0.18		$0.14	$1.74
Cumulative Effect of Change in Accounting Principle, Net of Taxes	—	—		—	0.37

Net Earnings Per Common Share	$0.06	$0.18		$0.14	$2.11

Weighted Average Common Shares Outstanding
- Basic	245.1	225.4		245.0	221.1
- Diluted	249.2	235.2		251.1	232.0

Cincinnati Bell Inc.
Segment Information
(Unaudited)
(dollars in millions)

	For the Three Months			For the Nine Months
	Ended September 30,		%	Ended September 30,		%
	2004	2003	Change	2004	2003	Change
Local
Revenue
Voice	$130.1	$133.7	(3%)	$391.6	$403.8	(3%)
Data	51.0	48.3	6%	151.7	146.7	3%
Other services	9.3	11.6	(20%)	27.7	32.1	(14%)

Total revenue	190.4	193.6	(2%)	571.0	582.6	(2%)
Operating Costs and Expenses:
Cost of services and products	53.2	56.3	(6%)	165.4	175.1	(6%)
Selling, general and administrative	33.1	29.3	13%	99.9	95.5	5%
Depreciation	29.9	31.6	(5%)	89.6	93.9	(5%)
Restructuring	—	—	—	0.2	—	n/m
Asset impairments and other changes	—	—	—	—	0.3	n/m

Total operating costs and expenses	116.2	117.2	(1%)	355.1	364.8	(3%)

Operating income	$74.2	$76.4	(3%)	$215.9	$217.8	(1%)

Wireless
Revenue
Service	$61.7	$61.9	—	$184.9	$187.7	(1%)
Equipment	4.5	3.2	41%	12.5	9.2	36%

Total revenue	66.2	65.1	2%	197.4	196.9	—
Operating Costs and Expenses:
Cost of services and products	30.3	26.9	13%	95.7	78.1	23%
Selling, general and administrative	13.3	11.3	18%	38.8	35.0	11%
Depreciation	14.7	7.4	99%	43.9	22.5	95%
Amortization	6.1	0.1	n/m	7.0	0.3	n/m
Asset impairments and other charges	1.7	—	n/m	4.2	—	n/m

Total operating costs and expenses	66.1	45.7	45%	189.6	135.9	40%

Operating income	$0.1	$19.4	(100%)	$7.8	$61.0	(87%)

Hardware & Mgd. Services
Revenue
Hardware	$24.0	$22.8	5%	$56.9	$64.5	(12%)
Managed services	14.6	19.0	(23%)	44.2	54.7	(19%)

Total revenue	38.6	41.8	(8%)	$101.1	119.2	(15%)
Operating Costs and Expenses:
Cost of services and products	31.0	31.3	(1%)	79.2	89.3	(11%)
Selling, general and administrative	3.8	5.6	(32%)	12.4	17.6	(30%)
Depreciation	0.2	0.2	—	0.7	0.4	75%
Asset impairments and other charges	—	—	—	(1.1)	—	n/m
Gain on sale of assets	—	—	—	—	(1.2)	n/m

Total operating costs and expenses	35.0	37.1	(6%)	91.2	106.1	(14%)

Operating income	$3.6	$4.7	(23%)	$9.9	$13.1	(24%)

Other
Revenue	$20.7	$20.8	—	$58.6	$61.7	(5%)
Costs and Expenses:
Cost of services and products	9.5	12.5	(24%)	35.6	41.2	(14%)
Selling, general and administrative	4.0	4.7	(15%)	10.1	12.3	(18%)
Depreciation and amortization	0.4	0.5	(20%)	1.2	1.5	(20%)
Asset impairments and other charges	—	—	—	—	0.1	n/m

Total costs and expenses	13.9	17.7	(21%)	46.9	55.1	(15%)

Operating income	$6.8	$3.1	119%	$11.7	$6.6	77%

Broadband
Revenue
Broadband transport	—	—	—	—	159.3	n/m
Switched voice services	—	—	—	—	111.9	n/m
Data and Internet	—	—	—	—	59.5	n/m
Other services	—	—	—	—	1.7	n/m

Total revenue	—	—	—	—	332.4	n/m
Costs and Expenses:
Cost of services and products	—	(0.5)	n/m	—	202.8	n/m
Selling, general and administrative	(2.7)	6.1	(144%)	(2.7)	123.4	(102%)
Depreciation	—	—	—	—	1.9	n/m
Restructuring	—	—	—	—	(3.4)	n/m
Asset impairments and other charges	(0.1)	—	n/m	(1.6)	0.1	n/m
Gain on sale of broadband assets	—	(37.3)	n/m	—	(336.3)	n/m

Total costs and expenses	(2.8)	(31.7)	(91%)	(4.3)	(11.5)	(63%)

Operating income	$2.8	$31.7	(91%)	$4.3	$343.9	(99%)

Cincinnati Bell Inc.
Consolidated Balance Sheets
(Unaudited)
(in millions — except debt covenants and segment metric information)

	September 30,	December 31,
	2004	2003
Assets
Cash and Cash Equivalents	$23.0	$26.0
Receivables — Net	136.6	140.5
Materials and Supplies	36.6	33.6
Other Current Assets	58.4	59.3
Property, Plant and Equipment — Net	860.4	898.8
Goodwill	40.9	40.9
Other Intangible Assets — Net	37.7	47.2
Noncurrent Deferred Tax Assets	660.7	696.9
Other Noncurrent Assets	132.6	130.3

Total Assets	$1,986.9	$2,073.5

Liabilities and Shareowners’ Deficit
Current Portion of Long-Term Debt	$10.6	$13.3
Current Portion of Unearned Revenue and Customer Deposits	41.1	41.5
Accounts Payable	56.0	64.5
Accrued Taxes	41.2	43.7
Other Current Liabilities	125.4	132.3
Long-Term Debt, Less Current Portion	2,175.6	2,274.5
Unearned Revenue, Less Current Portion	10.4	11.9
Other Noncurrent Liabilities	126.6	131.5
Minority Interest	41.1	39.7
Shareowners’ Deficit	(641.1)	(679.4)

Total Liabilities and Shareowners’ Deficit	$1,986.9	$2,073.5

Other Data:
Common Shares Outstanding at Balance Sheet Date	245.3	244.6
Net Debt	$2,159.5	$2,261.8
Credit Facility Availability	$365.4	$299.5
Debt Covenants:
Debt to EBITDA Ratio — Calculated	4.81	4.70
Debt to EBITDA Ratio — Required	5.85	6.20

Senior Secured Debt to EBITDA Ratio — Calculated	1.73	1.87
Senior Secured Debt to EBITDA Ratio — Required	3.60	4.00

Interest Coverage Ratio — Calculated	2.71	3.56
Interest Coverage Ratio — Required	2.20	2.50

Year-to-date Capital Expenditures — Restricted Group Actual	86.5	122.2
Maximum Annual Capital Expenditures — Restricted Group Allowed	137.8	146.0

Segment Metric Information (in thousands):
Local Access Lines	978.5	985.8
Complete Connections Subscribers	335.2	312.5
DSL Subscribers	122.8	99.5
Custom Connections Subscribers	113.2	71.4
GSM:
Postpaid Wireless Subscribers	81.0	8.3
Prepaid Wireless Subscribers	54.8	—
TDMA:
Postpaid Wireless Subscribers	227.1	303.6
Prepaid Wireless Subscribers	116.3	162.5

Total Wireless Subscribers	479.2	474.4

Consumer Long Distance Lines	422.2	414.4
Business Long Distance Lines	132.5	124.6

Total Long Distance Lines	554.7	539.0

Cincinnati Bell Telephone
10 Quarter Access Line Detail
(Unaudited)
(in thousands)

	2002				2003				2004
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q
Access Lines
In-Territory:
Primary Residential	632.7	630.2	628.2	626.4	624.8	620.5	617.8	613.9	611.8	606.3	601.6
Secondary Residential	71.8	70.0	68.2	66.8	64.4	62.3	60.0	58.1	56.0	54.0	52.2
Business/Other	320.7	317.2	312.2	312.2	312.9	309.9	307.9	304.6	301.5	299.6	298.3

Total In-Territory	1,025.2	1,017.4	1,008.6	1,005.4	1,002.1	992.7	985.7	976.6	969.3	959.9	952.1
Out-of-Territory:
Primary Residential	0.4	0.8	1.5	1.9	2.3	2.7	3.1	3.4	4.6	10.9	15.8
Secondary Residential	—	—	0.1	0.1	0.1	0.1	0.2	0.2	0.2	0.6	0.7
Business/Other	2.9	3.3	3.7	4.5	4.7	5.0	5.2	5.6	6.8	8.0	9.9

Total Out-of-Territory	3.3	4.1	5.3	6.5	7.1	7.8	8.5	9.2	11.6	19.5	26.4

Total Access Lines	1,028.5	1,021.5	1,013.9	1,011.9	1,009.2	1,000.5	994.2	985.8	980.9	979.4	978.5

Cincinnati Bell Inc.
Consolidated Revenue and Operating Income Excluding Broadband
(Unaudited)
(dollars in millions)

	For the Three Months			For the Nine Months
	Ended September 30,		%	Ended September 30,		%
	2004	2003	Change	2004	2003	Change
Reconciliation of Consolidated Revenue to Consolidated Revenue Excluding Broadband
Revenue	$307.9	$315.3	(2%)	$907.3	$1,246.6	(27%)
Less adjustments:
Broadband Revenue	—	—	n/m	—	332.4	n/m
Broadband Intercompany Activity	—	—	n/m	—	(30.3)	n/m

Consolidated Revenue Excluding Broadband	$307.9	$315.3	(2%)	$907.3	$944.5	(4%)

Reconciliation of Consolidated Operating Income to Consolidated Operating Income Excluding Broadband
Operating Income	$82.6	$129.6	(36%)	$235.8	$623.9	(62%)
Less adjustments:
Broadband Operating Income	2.8	31.7	(91%)	4.3	343.9	(99%)

Consolidated Operating Income Excluding Broadband	$79.8	$97.9	(18%)	$231.5	$280.0	(17%)

Cincinnati Bell Inc.
Net Debt Calculation
(Unaudited)

	September 30,	December 31,	Change
(dollars in millions)	2004	2003	$	%
Credit Facilities	$489.0	$608.4	$(119.4)	(20%)
Cincinnati Bell Telephone notes	250.0	250.0	—	—
7 1/4% Senior notes due 2013 of Cincinnati Bell Inc.	500.0	500.0	—	—
16% Senior subordinated notes of Cincinnati Bell Inc.	371.5	360.6	10.9	3%
7 1/4% Senior notes due 2023 of Cincinnati Bell Inc.	50.0	50.0	—	—
8 3/8% Senior notes due 2014 of Cincinnati Bell Inc.	543.7	540.0	3.7	1%
Capital leases	16.9	18.2	(1.3)	(7%)
Other short-term debt	1.1	2.7	(1.6)	(59%)
Unamortized discount	(36.0)	(42.1)	6.1	(14%)

Total Debt	2,186.2	2,287.8	(101.6)	(4%)
Add: Interest Rate Swap Liability on 8 3/8% Notes due 2014	(3.7)	—	(3.7)	—
Less: Cash and Cash Equivalents	(23.0)	(26.0)	3.0	(12%)

Net Debt (as defined by the company)	$2,159.5	$2,261.8	$(102.3)	(5%)

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	For the Three Months
	Ended September 30,
Consolidated Cash Flow	2004	2003
Cash provided by operating activities	$72.0	$107.2

Capital expenditures	(38.6)	(37.3)
Proceeds from sale of assets	—	20.5
Other	1.6	1.4

Cash used in investing activities	(37.0)	(15.4)

Issuance of long-term debt	—	500.0
Repayment of long-term debt	(32.0)	(569.5)
Short-term borrowings (repayments), net	(0.9)	(2.0)
Debt issuance costs	—	(17.8)
Issuance of common shares — exercise of stock options	0.1	0.2
Preferred stock dividends paid	(2.6)	—
Other	1.1	—

Cash used in financing activities	(34.3)	(89.1)

Net increase in cash and cash equivalents	0.7	2.7
Cash and cash equivalents at beginning of period	22.3	30.2

Cash and cash equivalents at end of period	$23.0	$32.9

Reconciliation of GAAP Cash Flow to Cash Flow as defined by the company
Net increase in cash and cash equivalents	$0.7	$2.7
Less adjustments:
Issuance of long-term debt (financing activities)	—	500.0
Repayment of long-term debt (financing activities)	(32.0)	(569.5)
Short-term borrowings (repayments), net (financing activities)	(0.9)	(2.0)
Proceeds from sale of assets (investing activities)	—	20.5

Cash flow (as defined by the company)	$33.6	$53.7

Cash Expenditures for Restructuring	$0.7	$(2.9)
Income Tax Refunds / (Payments)	$(0.3)	$0.2